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VULCAN MATERIALS COMPANY

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MARTIN MARIETTA MATERIALS, INC.

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MARTIN MARIETTA MATERIALS, INC. REPORTS FIRST-QUARTER RESULTS

Heritage Aggregates Shipments Increase 9.6%; Pricing Up 2.8%; Gross Margin Expands

Specialty Products Posts Quarterly Record for Sales and Earnings

Adjusted EPS Improves 23%

Guidance Revised Upward

RALEIGH, North Carolina (May 1, 2012) – Martin Marietta Materials, Inc. (NYSE:MLM) today announced its results for the first quarter ended March 31, 2012.

Ward Nye, President and CEO of Martin Marietta Materials, stated: “We are pleased with the first-quarter trends in our heritage Aggregates business where we leveraged volume improvement and pricing momentum to achieve a 250-basis-point improvement in gross margin (excluding freight and delivery revenues). Our heritage aggregates product line shipments increased 9.6% and, more significantly, each of our end-use markets experienced volume growth led by the nonresidential and residential markets with increases of 17% and 8%, respectively. Pricing grew 2.8% in our heritage aggregates product line. Our newly acquired platform position in the Denver, Colorado area experienced an expected seasonal loss; however, the magnitude of the seasonal loss was offset somewhat by increased construction activity in the market. We expect these newly acquired assets will continue to benefit from the heightened construction activity in Denver for the rest of the year. We will also focus on bringing this business’ cost structure in line with our other operations. Our Specialty Products business continues to perform exceptionally well, establishing a new quarterly record for net sales and a new first-quarter record for earnings from operations. On a consolidated basis, excluding business development expenses and the results from the Denver-based Rocky Mountain Division, our first-quarter operating results were significantly stronger compared with the first quarter of 2011. Based on these business trends, we are increasingly optimistic about our outlook for the remainder of 2012.”

NOTABLE ITEMS (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

•	Loss per diluted share of $0.81 inclusive of:

•	$0.34 per diluted share charge for business development expenses

•	$0.17 per diluted share loss from acquired operations, reflective of seasonality

Excluding these charges, adjusted loss per diluted share was $0.30 compared with a loss per diluted share of $0.39

•	Consolidated net sales up 20.6% to $350.5 million

•	Heritage aggregates product line volume up 9.6%; West Group achieved double-digit heritage volume growth in each end-use market

•	Heritage aggregates product line pricing up 2.8%

•	Heritage aggregates production up 8.5%; heritage production cost per ton down slightly, despite an 18% increase in noncontrollable energy costs

•	Specialty Products net sales of $51.7 million and earnings from operations of $18.2 million, representing a 440-basis-point improvement in operating margin (excluding freight and delivery revenues)

•	Consolidated selling, general and administrative (“SG&A”) expenses down 50 basis points as a percentage of net sales

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MLM Announces First Quarter 2012 Results

May 1, 2012

•	Consolidated loss from operations of $35.3 million (loss of $9.4 million exclusive of business development expenses) compared with loss of $4.4 million

•	Maintained quarterly dividend rate of $0.40 per common share

MANAGEMENT COMMENTARY (ALL COMPARISONS, UNLESS NOTED, ARE WITH THE PRIOR-YEAR QUARTER)

Nye continued, “We experienced volume growth in each reportable segment, in addition to each end-use market. Moderate winter weather in most of our heritage operating regions was a factor in our increase in heritage aggregates product line shipments. As an example, our Midwest Division, primarily serving Iowa and Nebraska, experienced a 34% increase in heritage aggregates volumes. While a portion of the increase is attributable to strong agricultural lime shipments, this division also benefitted from an improved business environment with growth in its nonresidential market. On a company-wide basis, growth in the nonresidential end-use market was driven by increased shipments for both repair and maintenance projects, as well as energy sector activity. The residential end-use market growth reflects increased single-family housing activity, particularly in the San Antonio, Texas area, which is partly attributable to military base realignment and closure (BRAC) activity. In addition to these previously identified end-use markets, our shipments to the ChemRock/Rail market rose 4%.

“The infrastructure end-use market represented approximately half of our aggregates product line shipments and increased 7% for the quarter. This market continues to be constrained by the uncertainties surrounding a long-term federal highway bill. In March, Congress approved a continuing resolution providing federal highway funding through June 30, 2012, the ninth short-term funding extension since the expiration of the previous multi-year federal highway bill in 2009. During this extended time period of multiple continuing resolutions, states have experienced increased pressure to find means to supplement the financing of infrastructure projects. To that end, we were pleased to see the Texas Department of Transportation announce plans to leverage an additional $2 billion to fund high-priority projects over the next two years. Given our significant presence throughout Texas, this initiative should provide multiple opportunities for our Aggregates business. We also expect to benefit from the planned increase in projects awarded by the North Carolina Department of Transportation in the current fiscal year and beyond. For example, the Garden Parkway toll road is expected to be bid later this year, and we expect to competitively bid on this project. Additionally, in February, the North Carolina Department of Transportation was granted permission from the Federal Highway Administration to collect tolls on Interstate 95 as a mechanism to fund a $4.4 billion plan to overhaul all of the state’s 182 miles of I-95, widening the four-lane expressway to six lanes and eight lanes on the busiest 50 miles. Should this I-95 proposal move forward, our company is well-positioned to serve these aggregate-intensive projects.

“Our heritage aggregates product line pricing improvement was led by the 7.7% increase in our West Group, which was partially augmented by pricing increases implemented subsequent to the first quarter of 2011. Aggregates pricing was particularly strong in South Texas where distribution yards, which have a higher average selling price due to an internal freight component, accounted for a higher percentage of shipments. The Southeast Group reported pricing improvement of 2.2% and our Mideast Group reported a 1.8% pricing decline, driven by product mix. As previously indicated during our fourth-quarter and full-year 2011 earnings call, average selling prices at our newly acquired Colorado operations are significantly lower than our heritage aggregates selling price, primarily due to product mix. Sales of base stone, which has a lower average selling price compared with clean stone, comprised a significantly higher percentage of shipments from the newly acquired operations. As a result, overall average selling price for the aggregates product line, inclusive of acquisitions and divestitures, increased 1.1% compared with a 2.8% increase for the heritage business.

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MLM Announces First Quarter 2012 Results

May 1, 2012

“In order to meet higher demand, we increased heritage aggregates product line production by 8.5%. When unplanned production increases occur early in the year, certain direct production costs, such as supplies and repairs, are typically negatively affected. We also continue to absorb the significant financial impact of higher energy expenses, particularly diesel fuel, which represents the single largest component of our energy costs. For the first quarter, we paid an average of $3.24 per gallon compared with $2.81 in the prior-year quarter. Despite these cost pressures, our heritage aggregates product line production cost per ton decreased slightly. On a consolidated basis, cost of sales increased proportionately to the increase in net sales.

“As a reminder, our operating results reflect increased exposure to winter weather resulting from the asset exchange with Lafarge North America Inc. completed in December 2011. In this transaction, we acquired operations in and around the Denver, Colorado area and traded facilities along the Mississippi River. While Denver has likely endured the worst of the recession and maintained its growth and economic features popular among businesses and new residents, the asset exchange of more southerly situated River assets for this Denver business naturally increases our winter weather exposure – and, accordingly, alters our quarterly earnings and cash flow patterns. However, despite Denver’s typical winter weather, our first-quarter results from these acquired operations exceeded our expectations due to increased construction activity in the market. Ongoing, we anticipate that these assets will contribute significantly to long-term shareholder value.

“SG&A expenses were 9.4% of net sales, a 50-basis-point reduction compared with the prior-year quarter. On an absolute basis, SG&A expenses increased $4.4 million, as expected, primarily related to the recently acquired operations in the Denver, Colorado market. We continue to focus on SG&A costs and our industry-leading performance in this area. Interest expense declined $4.7 million due to a higher mix of variable-rate debt, which currently bears a lower interest rate than our fixed-rate debt.

“Our Specialty Products business continues to exceed expectations, setting a new quarterly record for net sales as well as a new first-quarter record for earnings from operations. Net sales of $51.7 million increased $2.6 million, or 5%, over the prior-year quarter, reflecting growth in both our chemicals and dolomitic lime product lines. Increased sales, coupled with effective cost control, resulted in earnings from operations of $18.2 million, a 440-basis-point improvement in operating margin excluding freight and delivery revenues. To illustrate the long-term growth in this business, compared with the first quarter of 2009, earnings from operations have nearly tripled and operating margin (excluding freight and delivery revenues) has expanded 1,610 basis points.

“Any report on our business would not be complete without an update on our continuing efforts to effect a business combination with Vulcan Materials Company (“Vulcan”). As you know, our proposed business combination with Vulcan would, if successful, create a United States-based company that is a global leader in construction aggregates with a footprint reaching from coast to coast. We believe that this strategic combination of our two companies is compelling financially and operationally, and that such a combination provides significant benefits for shareholders of both companies, as well as employees, customers and communities. During the first four months of this year, we have worked with the Department of Justice on its regulatory review of the proposed transaction and are pleased with the progress in this important area. Additionally, while awaiting the Chancellor’s ruling following a bench trial in the Delaware Chancery Court related to certain aspects of the exchange offer, we are proceeding with our effort to elect four directors to the Vulcan Board at its Annual Meeting scheduled for June 1, 2012. Given the classified nature of Vulcan’s Board of Directors, the slate we are proposing, if elected, would not constitute a majority of Vulcan’s directors. However, we expect that these nominees, if elected, would bring a fresh, independent perspective to the Vulcan Boardroom as to whether Vulcan should engage with Martin Marietta on its business combination proposal. Of course, our efforts in pursuing this business combination have financial ramifications and for the quarter, we incurred $25.9 million of business development expenses.

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MLM Announces First Quarter 2012 Results

May 1, 2012

LIQUIDITY AND CAPITAL RESOURCES

“Our balance sheet continues to be one of the strongest in the industry. Cash used for operating activities for the quarter ended March 31 was $4.3 million in 2012 compared with cash provided by operating activities of $21.3 million for 2011. The decrease was primarily due to lower consolidated net earnings in 2012, which were negatively affected by increased business development expenses. Additionally, the previously mentioned asset exchange with Lafarge North America changed the timing of cash flows throughout the year, with increased cash flows generated by the Denver operations expected to be realized later in the year. Our days sales outstanding was 45 days, unchanged from 2011.

“During the quarter ended March 31, 2012, we invested $37.5 million of capital into our business. This amount reflects the continued construction of a $53 million dolomitic lime kiln in Woodville, Ohio, in our Specialty Products business. Once completed, the new kiln is expected to generate annual net sales ranging from $22 million to $25 million. This project is expected to be substantially completed by the end of the year.

“At March 31, 2012, our ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 3.53 times. During the quarter, we amended the covenant to ensure our available liquidity is not negatively affected by the impact of business development expenses and the seasonality of our working capital for the newly acquired Colorado operations. As amended, the maximum ratio is 3.95 times at March 31, 2012 and June 30, 2012, stepping down to 3.75 times at September 30, 2012, before returning to the pre-amendment maximum of 3.50 times at December 31, 2012.

2012 OUTLOOK

“As previously noted, we are increasingly optimistic for the remainder of the year. We are encouraged by our first-quarter aggregates product line shipment trends, and as a result, have revised our heritage volume guidance accordingly. We expect our infrastructure end-use market volume to range from flat to down slightly. We anticipate double-digit volume growth in our nonresidential end-use market, driven primarily by increased energy shipments, although some energy-sector activity will continue to be affected by natural gas prices, the timing of lease commitments for oil and natural gas companies, geographic transitions and weather conditions. We expect the rate of improvement in our residential end-use market to accelerate over the rate of improvement in 2011. Finally, our ChemRock/Rail shipments should be relatively flat.

“On another positive note, we are gratified by the sentiments and dialogue in Washington, D.C. regarding the need for a multi-year surface transportation bill and its role in jobs creation. In his State of the Union address on January 25th, the President called for money that was previously being spent for wars in Iraq and Afghanistan to be used to rebuild America’s infrastructure. Further, there is seeming bipartisan Congressional agreement that infrastructure is an essential governmental priority. However, the reality of election-year politics will likely slow progress in passing this needed legislation. As we have previously stated, we believe it is likely that transportation reauthorization will likely be stymied by the political process resulting in the current federal highway program being extended by continuing resolutions through the end of the year. Should a bill be passed this year, its impact will not be notable before 2013.

“Based on these factors, we anticipate heritage aggregates product line shipments for the full year to increase from 4% to 5% and heritage aggregates pricing to increase from 2% to 4%. A variety of factors beyond our direct control may exert pressure on our volumes, and our pricing increase is not expected to be uniform across our company.

“Heritage aggregates product line direct production costs per ton are expected to decline slightly, as increased production should improve operating efficiency. This forecast assumes efficiencies created by higher production volumes are able to offset increases in energy prices.

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MLM Announces First Quarter 2012 Results

May 1, 2012

“As previously indicated, the platform acquisition of our new Denver, Colorado-based business is consistent with one of our clearly articulated long-term strategies: to be in attractive growth areas with a leading market position – thereby permitting greater operational efficiencies, customer service and growth opportunities. Economic forecasts consistently show Denver’s population growing at a faster-than-average pace, with commensurate jobs growth. Still, as evident in our first-quarter results, our consolidated aggregates average selling price is changing. Our former Mississippi River-based business was largely a long-haul enterprise with selling prices inclusive of the embedded costs in transporting aggregates from a producing location to a distant sales yard from which a customer made its purchase. By contrast, Denver is a truck-served market with the typical sales transaction completed at the producing location without transportation costs. Overall, as we integrate these operations into our disciplined cost structure, we estimate that the exchange of the River assets for the Denver assets is neutral to our full-year EBITDA. We expect that this acquisition will be accretive in 2013.

“Earnings for the Specialty Products segment should be approximately $68 million to $70 million. Steel utilization and natural gas prices are two key drivers for this segment.

“SG&A expenses, excluding the incremental expense related to the newly acquired operations in Denver, are expected to decline slightly. We expect favorable improvement in SG&A expenses related to our Denver-based acquisitions as we complete the integration of these operations. Interest expense should remain relatively flat compared with 2011. Our effective tax rate is expected to approximate 22%, excluding discrete events. Capital expenditures are forecast at $155 million, which includes the remainder of the $53 million Specialty Products kiln project.

“Our 2012 estimated outlook assumes Martin Marietta on a stand-alone basis and does not consider any effects that would flow from the proposed combination of Martin Marietta and Vulcan.”

RISKS TO OUTLOOK

The full-year estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2012 performance will be the United States economy and its impact on construction activity. In addition, our future performance, including the full-year estimated outlook, could be affected by our proposal to combine Martin Marietta with Vulcan Materials Company as announced on December 12, 2011. For a discussion of the potential risks and other implications of the proposed transaction, please see the prospectus/offer to exchange included in Martin Marietta’s Registration Statement on Form S-4 filed on December 12, 2011 (as may be amended from time to time), as well as the Risk Factors section of the Corporation’s current annual report on Form 10-K and Martin Marietta’s other disclosures relating to the combination proposal.

Other risks related to the Corporation’s future performance include, but are not limited to: both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a greater-than-expected decline in infrastructure construction as a result of continued delays in traditional federal, state and/or local infrastructure projects and continued uncertainty regarding the timing and amount of a successor federal highway bill; a decline in nonresidential construction, a slowdown in the residential construction recovery, or some combination thereof. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. Currently, nearly all states have general fund budget pressures driven by lower tax revenues. If these pressures negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina and Texas, states disproportionately affecting our revenue and profitability, are among the states experiencing these fiscal pressures, although recent statistics indicate that transportation budgets and tax revenues are increasing.

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MLM Announces First Quarter 2012 Results

May 1, 2012

The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as, steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Specialty Products business is sensitive to the absolute price and fluctuations in the cost of natural gas. However, due to recent technology developments allowing the harvesting of abundant natural gas supplies in the U.S., natural gas prices have stabilized.

Transportation in the Corporation’s long-haul network, particularly rail cars and locomotive power to move trains, affects our ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks to transport our product, particularly in markets experiencing increased demand due to energy sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather, and the recent acquisitions of operations in the Denver, Colorado, market increased the Corporation’s exposure to winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

Risks to the full-year outlook include shipment declines as a result of economic events beyond the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

CONSOLIDATED FINANCIAL HIGHLIGHTS

Net sales for the first quarter of 2012 were $350.5 million, a 20.6% increase versus the $290.6 million recorded in the first quarter of 2011. The loss from operations for the first quarter of 2012 was $35.3 million compared with $4.4 million in 2011. Net loss attributable to Martin Marietta Materials was $36.7 million, or $0.81 per diluted share, versus 2011 first-quarter net loss attributable to Martin Marietta Materials of $17.4 million, or $0.39 per diluted share.

BUSINESS FINANCIAL HIGHLIGHTS

Net sales for the Aggregates business during the first quarter of 2012 were $298.8 million compared with 2011 first-quarter net sales of $241.5 million. Aggregates product line volume at heritage locations was up 9.6%, while pricing increased 2.8%. The loss from operations for the quarter was $23.5 million in 2012 versus $14.8 million in the prior-year quarter.

Specialty Products’ first-quarter net sales of $51.7 million increased 5.2% over prior-year net sales of $49.1 million. Earnings from operations for the first quarter were $18.2 million compared with $15.1 million in the prior-year quarter.

CONFERENCE CALL INFORMATION

The Company will host an online web simulcast of its first quarter 2012 earnings conference call later today (May 1, 2012). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 73737234.

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MLM Announces First Quarter 2012 Results

May 1, 2012

Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, the performance of the United States economy; widespread decline in aggregates pricing; the discontinuance of the federal gasoline tax or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Georgia and South Carolina, which when coupled with North Carolina, represented 57% of 2011 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in residential construction recovery; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation also encourages investors to review its disclosures with respect to its proposed combination with Vulcan Materials Company, including the risks and other factors described under the headings “Risk Factors” and “Forward- Looking Statements” in the prospectus/offer to exchange included in the Corporation’s Registration Statement on Form S-4 filed on December 12, 2011 (as may be amended from time to time). Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces First Quarter 2012 Results

May 1, 2012

Important Additional Information

This press release relates, in part, to the Exchange Offer by Martin Marietta to exchange each issued and outstanding share of common stock of Vulcan for 0.50 shares of Martin Marietta common stock. This press release is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, shares of Vulcan common stock, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary prospectus/offer to exchange included in the Registration Statement on Form S-4 (the “Registration Statement”) (including the letter of transmittal and related documents and as amended and supplemented from time to time, the “Exchange Offer Documents”) initially filed by Martin Marietta on December 12, 2011 with the SEC. The Registration Statement has not yet become effective. The Exchange Offer will be made only through the Exchange Offer Documents. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND ALL OTHER RELEVANT DOCUMENTS THAT MARTIN MARIETTA HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

In connection with the solicitation of proxies for Vulcan’s 2012 annual meeting of shareholders (the “Vulcan Meeting”), Martin Marietta filed a definitive proxy statement on April 25, 2012 (the “Vulcan Meeting Definitive Proxy Statement”) with the SEC. The Vulcan Meeting Definitive Proxy Statement and accompanying proxy card will be mailed to the shareholders of Vulcan. Martin Marietta also intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for a meeting of Martin Marietta shareholders (the “Martin Marietta Meeting”) to approve, among other things, the issuance of shares of Martin Marietta common stock pursuant to the Exchange Offer (the “Martin Marietta Meeting Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE VULCAN MEETING DEFINITIVE PROXY STATEMENT, THE MARTIN MARIETTA MEETING PROXY STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

All documents referred to above, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Morrow & Co., LLC at 877.757.5404 (banks and brokers may call 203.658.9400).

Martin Marietta, its directors and executive officers and the individuals nominated by Martin Marietta for election to Vulcan’s Board of Directors are participants in any solicitation of proxies from Vulcan shareholders for the Vulcan Meeting or any adjournment or postponement thereof. Martin Marietta, its directors and executive officers are participants in any solicitation of proxies from Martin Marietta shareholders for the Martin Marietta Meeting or any adjournment or postponement thereof. Information about the participants, including a description of their direct and indirect interests, by security holdings or otherwise, is available in the Registration Statement, the proxy statement for Martin Marietta’s 2012 annual meeting of shareholders, filed with the SEC on April 18, 2012, and the Vulcan Meeting Definitive Proxy Statement, or will be available in the Martin Marietta Meeting Proxy Statement, as applicable.

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Net sales	$350.5	$290.6
Freight and delivery revenues	43.5	37.3

Total revenues	394.0	327.9

Cost of sales	326.7	267.9
Freight and delivery costs	43.5	37.3

Total cost of revenues	370.2	305.2

Gross profit	23.8	22.7

Selling, general and administrative expenses	33.0	28.6
Business development costs	25.9	1.0
Other operating expenses and (income), net	0.2	(2.5)

Loss from operations	(35.3)	(4.4)

Interest expense	13.5	18.2
Other nonoperating (income) and expenses, net	(1.8)	(0.2)

Loss from continuing operations before taxes on income	(47.0)	(22.4)
Income tax benefit	(9.9)	(6.2)

Loss from continuing operations	(37.1)	(16.2)

Loss on discontinued operations, net of related tax benefit of $0.1 and $0.3, respectively	(0.6)	(1.5)

Consolidated net loss	(37.7)	(17.7)
Less: Net loss attributable to noncontrolling interests	(1.0)	(0.3)

Net loss attributable to Martin Marietta Materials, Inc.	$(36.7)	$(17.4)

Net loss per common share (basic and diluted):
Continuing operations attributable to common shareholders	$(0.80)	$(0.36)
Discontinued operations attributable to common shareholders	(0.01)	(0.03)

	$(0.81)	$(0.39)

Dividends per common share	$0.40	$0.40

Weighted-average number of common shares outstanding (basic and diluted):	45.7	45.6

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended March 31,
	2012	2011
Net sales:
Aggregates Business:
Mideast Group	$77.2	$71.3
Southeast Group	67.5	62.7
West Group	154.1	107.5

Total Aggregates Business	298.8	241.5
Specialty Products	51.7	49.1

Total	$350.5	$290.6

Gross profit:
Aggregates Business:
Mideast Group	$7.9	$8.3
Southeast Group	3.4	1.7
West Group	(4.7)	(2.6)

Total Aggregates Business	6.6	7.4
Specialty Products	19.4	17.6
Corporate	(2.2)	(2.3)

Total	$23.8	$22.7

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$9.5	$9.1
Southeast Group	5.9	6.8
West Group	13.9	10.6

Total Aggregates Business	29.3	26.5
Specialty Products	2.5	2.5
Corporate	1.2	(0.4)

Total	$33.0	$28.6

(Loss) Earnings from operations:
Aggregates Business:
Mideast Group	$(0.9)	$2.1
Southeast Group	(3.7)	(4.2)
West Group	(18.9)	(12.7)

Total Aggregates Business	(23.5)	(14.8)
Specialty Products	18.2	15.1
Corporate	(30.0)	(4.7)

Total	$(35.3)	$(4.4)

Net sales by product line:
Aggregates Business:
Aggregates	$257.0	$223.0
Asphalt	12.5	11.0
Ready Mixed Concrete	20.3	5.3
Road Paving	8.7	2.2
Other	0.3	—

Total Aggregates Business	298.8	241.5

Specialty Products Business:
Magnesia-Based Chemicals	36.4	35.2
Dolomitic Lime	15.0	13.8
Other	0.3	0.1

Total Specialty Products Business	51.7	49.1

Total	$350.5	$290.6

Depreciation	$42.3	$42.0
Depletion	0.6	0.5
Amortization	1.5	0.8

	$44.4	$43.3

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	March 31, 2012	December 31, 2011	March 31, 2011
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$45.0	$26.0	$176.8
Accounts receivable, net	212.1	203.7	203.2
Inventories, net	333.5	322.6	331.7
Other current assets	111.3	105.5	128.7
Property, plant and equipment, net	1,768.9	1,774.3	1,676.3
Intangible assets, net	670.0	670.8	643.7
Other noncurrent assets	41.3	44.9	48.2

Total assets	$3,182.1	$3,147.8	$3,208.6

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$7.7	$7.2	$7.1
Other current liabilities	177.7	166.5	151.7
Long-term debt (excluding current maturities)	1,127.2	1,052.9	1,161.5
Other noncurrent liabilities	471.2	472.3	453.6
Total equity	1,398.3	1,448.9	1,434.7

Total liabilities and equity	$3,182.1	$3,147.8	$3,208.6

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Consolidated net loss	$(37.7)	$(17.7)
Adjustments to reconcile consolidated net loss to net cash (used for) provided by operating activities:
Depreciation, depletion and amortization	44.4	43.3
Stock-based compensation expense	1.9	2.8
Excess tax benefits from stock-based compensation transactions	(0.3)	(0.3)
Loss (Gain) on divestitures and sales of assets	0.5	(3.0)
Deferred income taxes	(0.7)	3.3
Changes in operating assets and liabilities: Other items, net	0.7	0.6
Changes in operating assets and liabilities: Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(8.3)	(19.3)
Inventories, net	(10.9)	0.2
Accounts payable	7.7	14.5
Other assets and liabilities, net	(1.6)	(3.1)

Net cash (used for) provided by operating activities	(4.3)	21.3

Investing activities:
Additions to property, plant and equipment	(37.5)	(30.7)
Proceeds from divestitures and sales of assets	2.2	2.2

Net cash used for investing activities	(35.3)	(28.5)

Financing activities:
Borrowings of long-term debt	151.0	300.0
Repayments of long-term debt	(76.5)	(162.2)
Change in bank overdraft	1.9	(2.1)
Dividends paid	(18.4)	(18.4)
Debt issuance costs	(0.3)	(3.2)
Issuances of common stock	0.6	0.3
Excess tax benefits from stock-based compensation transactions	0.3	0.3
Distributions to owners of noncontrolling interests	—	(1.0)

Net cash provided by financing activities	58.6	113.7

Net increase in cash and cash equivalents	19.0	106.5
Cash and cash equivalents, beginning of period	26.0	70.3

Cash and cash equivalents, end of period	$45.0	$176.8

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended March 31, 2012
	Volume	Pricing

Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	9.4%	(1.8%)
Southeast Group	5.0%	2.2%
West Group	11.9%	7.7%
Heritage Aggregates Operations	9.6%	2.8%
Aggregates Product Line (3)	7.3%	1.1%

	Three Months Ended March 31,
Shipments (tons in thousands)	2012	2011
Heritage Aggregates Product Line: (2)
Mideast Group	6,453	5,899
Southeast Group	5,252	5,000
West Group	12,152	10,861

Heritage Aggregates Operations	23,857	21,760
Acquisitions	1,087	—
Divestitures (4)	21	1,507

Aggregates Product Line (3)	24,965	23,267

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.
(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.
(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2012 and 2011 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended March 31,
	2012	2011
Gross profit	$23.8	$22.7

Total revenues	$394.0	$327.9

Gross margin	6.0%	6.9%

	Three Months Ended March 31,
Gross Margin Excluding Freight and Delivery Revenues	2012	2011
Gross profit	$23.8	$22.7

Total revenues	$394.0	$327.9
Less: Freight and delivery revenues	(43.5)	(37.3)

Net sales	$350.5	$290.6

Gross margin excluding freight and delivery revenues	6.8%	7.8%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended March 31,
	2012	2011
Loss from operations	$(35.3)	$(4.4)

Total revenues	$394.0	$327.9

Operating margin	(9.0%)	(1.4%)

	Three Months Ended March 31,
Operating Margin Excluding Freight and Delivery Revenues	2012	2011
Loss from operations	$(35.3)	$(4.4)

Total revenues	$394.0	$327.9
Less: Freight and delivery revenues	(43.5)	(37.3)

Net sales	$350.5	$290.6

Operating margin excluding freight and delivery revenues	(10.1%)	(1.5%)

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

The impact of business development expenses and the impact from newly acquired operations on the loss per diluted share represent non-GAAP financial measures. Consolidated loss from operations excluding business development expenses and adjusted loss per diluted share, which excludes the impact of business development expenses and the impact of newly acquired operations, also represent non-GAAP measures. Management presents these measures to provide more consistent information for investors and analysts to use when comparing operating results for the quarter ended March 31, 2012 with the prior-year quarter.

The following shows the calculation of the impact of business development expenses and the newly acquired operations on the loss per diluted share:

Three Months Ended March 31, 2012
Business development expenses	$25.9
Income tax benefit	10.2

After-tax impact of business development expenses	$15.7

Diluted average number of common shares outstanding	45.7

Earnings per diluted share impact of business development expenses	$(0.34)

Three Months Ended March 31, 2012
Pretax loss on newly acquired locations	$12.5
Income tax benefit	4.9

After-tax loss on newly acquired locations	$7.6

Diluted average number of common shares outstanding	45.7

Earnings per diluted share impact of newly acquired operations	$(0.17)

The following reconciles consolidated loss from operations in accordance with generally accepted accounting principles to consolidated loss from operations exclusive of business development expenses:

Three Months Ended March 31, 2012
Consolidated loss from operations in accordance with generally accepted accounting principles	$(35.3)
Business development expenses	25.9

Consolidated loss from operations exclusive of business development expenses	$(9.4)

The following reconciles the loss per diluted share in accordance with generally accepted accounting principles to adjusted loss per diluted share, which excludes the impact of business development expenses and the newly acquired operations:

Three Months Ended March 31, 2012
Loss per diluted share in accordance with generally accepted accounting principles	$(0.81)
Add back: Impact of business development expenses	0.34
Impact of newly acquired operations	0.17

Adjusted loss per diluted share, which excludes the impact of business development expenses and the newly acquired operations	$(0.30)

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MLM Announces First Quarter 2012 Results

May 1, 2012

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

	Three Months Ended March 31,
	2012	2011
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$10.6	$37.3

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.

A reconciliation of Net Loss Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended March 31,
	2012	2011
Net Loss Attributable to Martin Marietta Materials, Inc.	$(36.7)	$(17.4)
Add back:
Interest Expense	13.5	18.2
Income Tax Benefit for Controlling Interests	(10.0)	(6.4)
Depreciation, Depletion and Amortization Expense	43.8	42.9

EBITDA	$10.6	$37.3

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation’s ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.95 times as of March 31, 2012 and June 30, 2012, with certain exceptions related to qualifying acquisitions, as defined. The ratio limit steps down to 3.75 times at September 30, 2012 before returning to the pre-amended limit of 3.50 times at December 31, 2012. The amended agreements also allow the Corporation to exclude from the ratio at March 31, 2012 and June 30, 2012 debt associated with the Colorado operations that were acquired in the fourth quarter of 2011.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at March 31, 2012. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period April 1, 2011 to March 31, 2012
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$72.0
Add back:
Interest expense	53.9
Income tax expense	17.2
Depreciation, depletion and amortization expense	162.7
Stock-based compensation expense	10.6
Deduct:
Interest income	(0.6)

Consolidated EBITDA, as defined	$315.8

Consolidated Debt, including debt guaranteed by the Corporation and excluding specified acquisition debt, at March 31, 2012	$1,114.3
Less: Unrestricted cash and cash equivalents in excess of $50 at March 31, 2012	—

Consolidated Net Debt, as defined, at March 31, 2012	$1,114.3

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2012 for the trailing twelve-month EBITDA	3.53 times

-END-